Exhibit 99.10

AMENDMENT

dated as of

April 17, 2014

to the

VRDP SHARES FEE AGREEMENT

dated as of

June 30, 2011

between

BlackRock MuniHoldings New Jersey Quality Fund, Inc.
 as Issuer

and
Bank of America, N.A.,
 as Liquidity Provider

BlackRock MuniHoldings New Jersey Quality Fund, Inc.
Series W-7
 Variable Rate Demand Preferred Shares (“VRDP Shares”)

TABLE OF CONTENTS

i

EXHIBITS:
Exhibit A—Notice of Special Rate Period
Exhibit B—Form of Voting Trust Agreement
Exhibit C—Portfolio Information
Exhibit D—Effective Leverage Ratio and Asset Coverage Information
Exhibit E—Eligible Assets
ii

AMENDMENT TO THE
 VRDP SHARES FEE AGREEMENT

AMENDMENT TO THE VRDP SHARES FEE AGREEMENT dated as of April 17, 2014 (this “Amendment”)

BETWEEN:

(1)            BlackRock MuniHoldings New Jersey Quality Fund, Inc., a closed-end investment company organized as a Maryland corporation, as issuer (the “Fund”); and

(2)            Bank of America, N.A., a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”) and, to the extent provided herein, in its individual capacity.

WHEREAS:

The Fund entered into the VRDP Shares Fee Agreement with the Liquidity Provider, dated as of June 30, 2011, as amended (the “VRDP Shares Fee Agreement”) relating to the Fund’s Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

The Fund has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period will commence on April 17, 2014 and end on April 19, 2017 or such later date to which it may be extended in accordance with the terms set forth under “Additional Provisions Relating to the Termination of Special Rate Period” in the Notice of Special Rate Period attached hereto as Exhibit A (the “Notice of Special Rate Period”).  All references in this Amendment to the “Special Rate Period” shall be to such Special Rate Period; and

The Fund and the Liquidity Provider wish to modify certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Fund and the Liquidity Provider thereunder during the Special Rate Period, as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.  The following defined terms shall apply to the VRDP Shares Fee Agreement only during the Special Rate Period:

“Affiliate” means, for purposes of Section 3.01, 3.02 and 3.04 of this Amendment, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above.  For the purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  For the avoidance of doubt, the term "Affiliate" shall include a tender option bond trust of which BANA and/or one or more of its Affiliates collectively owns a majority of the residual interests.

“Amendment to the Purchase Agreement” means the amendment, dated as of April 17, 2014, to the VRDP Shares Purchase Agreement, dated as of June 30, 2011, by and between the Liquidity Provider and the Tender and Paying Agent.

“Amendment to the Remarketing Agreement” means the amendment, dated as of April 17, 2014, to the VRDP Shares Remarketing Agreement, dated as of June 30, 2011, by and between the Fund and the Remarketing Agent.

“Amendment to the Tender and Paying Agent Agreement” means the amendment, dated as of April 17, 2014, to the Tender and Paying Agent Agreement, dated as of June 30, 2011, by and between the Fund and the Tender and Paying Agent.

“Articles of Amendment” means the Fund’s Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of April 17, 2014.

“Applicable Law” means the laws of the State of Maryland (including, without limitation, the Maryland General Corporation Law) and the federal law of the United States of America (including, without limitation, the 1940 Act).

“BANA” means, unless the context indicates otherwise, Bank of America, N.A., in its individual capacity and not in its capacity as Liquidity Provider.

“Effective Leverage Ratio” means the quotient of:

(A)            the sum of (i) the aggregate liquidation preference of the Fund’s “senior securities” (as that term is defined in the 1940 Act) that are stock, plus any accumulated but unpaid dividends thereon, excluding, without duplication, any such senior securities for which the Fund has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand and segregated on the books and records of the Custodian for the purpose of such redemption; (ii) the aggregate principal amount of a Fund’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act), plus any accrued but unpaid interest thereon; (iii) the aggregate principal amount of floating rate trust certificates corresponding to the associated residual floating rate trust certificates owned by the Fund (less the aggregate principal amount of any such floating rate trust certificates owned by the Fund and corresponding to the associated residual floating rate trust certificates owned by the Fund); and (iv) the aggregate amount of the Fund’s repurchase obligations under repurchase agreements.

divided by

(B)            the sum of (i) the Market Value of the Fund’s total assets (including amounts attributable to senior securities but excluding, any assets consisting of Deposit Securities referred to in clause (A)(i) above), less the amount of the Fund’s accrued liabilities (which accrued liabilities shall include net obligations of the Fund under each Derivative Contract in an amount equal to the Derivative Termination Value thereof payable by the Fund to the related counterparty), other than liabilities for the aggregate principal amount of senior securities representing indebtedness; and (ii) the aggregate principal amount of floating rate trust certificates corresponding to the associated residual floating rate trust certificates owned by the Fund (less the aggregate principal amount of any such floating rate trust certificates owned by the Fund and corresponding to the associated residual floating rate trust certificates owned by the Fund).

“Excluded Transfer” means any transfer of VRDP Shares (a) to a tender option bond trust in which BANA and/or its Affiliates collectively own all of the residual interests, (b) in connection with a distribution in-kind to the holders of securities of or receipts representing an ownership interest in any tender option bond trust in which BANA and/or its Affiliates own collectively all of the residual interests, provided that such distribution in-kind is pursuant to a mandatory termination of such tender option bond trust under the documents governing such tender option bond trust and such mandatory termination results from objective events or conditions outside of the control of BANA, its Affiliates and any holder of ownership interest in such tender option bond trust, (c) in connection with a repurchase financing transaction, (d) relating to a collateral pledge arrangement, (e) to a Person who, after giving effect to such transfer, together with any affiliated person (as defined in the 1940 Act) of such Person, will own, hold or control with power to vote, not more than 25% of the Outstanding VRDP Shares or (f) to BANA or an Affiliate of BANA.

“Initial Extended Termination Date,” “Maximum Rate” “Special Rate Period Commencement Date,” “SRP Applicable Rate,” “SRP Calculation Date” and “SRP Subsequent Rate Period” shall have the meaning given to such terms in the Notice of Special Rate Period.

ARTICLE II
FEES DURING SPECIAL RATE PERIOD; SCHEDULED TERMINATION DATE; CALCULATION OF DIVIDENDS, AND OPTIONAL AND MANDATORY TENDERS

(a)                          Section 2.05(a) of the VRDP Shares Fee Agreement shall be amended by replacing the fee rate of 0.65% with a fee rate of 0.01% for each day during the Special Rate Period.

(b)                          Section 2.07 of the VRDP Shares Fee Agreement shall not be applicable during the Special Rate Period.

(c)                          Effective as of the Special Rate Period Commencement Date, the Scheduled Termination Date will be extended to the Initial Extended Termination Date and the Initial Extended Termination Date will constitute the Scheduled Termination Date.

(d)                          For the avoidance of doubt, during the Special Rate Period, the dividend rate on the VRDP Shares shall be calculated in accordance with the Notice of Special Rate Period delivered in connection with the establishment of the Special Rate Period.

(e)                          During the Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

(f)                          During the Special Rate Period, there shall be no Mandatory Tender Events or Mandatory Tenders or any consequences or penalties as a result of there being no Mandatory Tender Events or Mandatory Tenders.

ARTICLE III
ADDITIONAL PROVISIONS APPLICABLE DURING SPECIAL RATE PERIOD

Except as otherwise expressly provided herein, each of the provisions of this Article III shall be applicable only during the Special Rate Period.

SECTION 3.01.                     Voting Rights.

(a)                 From (and including) the first day of the Special Rate Period to (and excluding) the last day thereof, and for so long as BANA together with any of its Affiliates  individually or in the aggregate own at least 20% of the Outstanding VRDP Shares and the Fund has not failed to pay dividends on the VRDP Shares for two years, BANA, to the extent it owns any VRDP Shares, shall enter into and maintain, and cause such Affiliates that own any VRDP Shares to enter into and maintain, in full force and effect a voting trust agreement in substantially the form attached hereto as Exhibit B (a “Voting Trust Agreement”) and thereby convey into the voting trust, governed by the Voting Trust Agreement, the right to vote all of its VRDP Shares owned by it and such Affiliates as of the first day of the Special Rate Period or acquired any time thereafter and so owned, with respect to:

(i)          the election of the two members of the Board of Directors for which Holders of VRDP Shares are exclusively entitled to vote under Section 18(a)(2)(C) of the 1940 Act and all other rights given to Holders of VRDP Shares with respect to the election of the Board of Directors of the Fund;

(ii)         the conversion of the Fund from a closed-end management investment company to an open-end fund, or to change the Fund’s classification from diversified to non-diversified, each pursuant to Section 13(a)(1) of the 1940 Act (any of the foregoing, a “Conversion”), together with any additional voting or consent right under the Articles Supplementary that relates solely to any action or amendment to the Articles Supplementary that is so closely related to the Conversion that it would be impossible to give effect to the Conversion without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Conversion is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Articles Supplementary or any definitions relevant to any such Section;

(iii)        the deviation from a policy in respect of concentration of investments in any particular industry or group of industries as recited in the Fund’s registration statement, pursuant to Section 13(a)(3) of the 1940 Act (a “Deviation”), together with any additional voting or consent right under the Articles Supplementary that relates solely to any action or amendment to the Articles Supplementary that is so closely related to the Deviation that it would be impossible to give effect to the Deviation without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Deviation is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Articles Supplementary or any definitions relevant to any such Section; and

(iv)        borrowing money, issuing senior securities, underwriting securities issued by other Persons, purchasing or selling real estate or commodities or making loans to other Persons other than in accordance with the recitals of policy with respect thereto in the Fund’s registration statement, pursuant to Section 13(a)(2) of the 1940 Act (any of the foregoing, a “Policy Change”), together with any additional voting or consent right under the Articles Supplementary that relates solely to any action or amendment to the Articles Supplementary that is so closely related to the Policy Change that it would be impossible to give effect to the Policy Change without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Policy Change is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Articles Supplementary, Section 6.24 of the VRDP Shares Fee Agreement or any definitions relevant to any such section;

Each voting right set forth in clauses (i) through (iv) above is referred to herein as a “Voting Right.”

(b)                 At all times that Voting Rights are subject to the Voting Trust Agreement, BANA or its Affiliate or designee will be the registered owner or Beneficial Owner of the VRDP Shares.  If any dividend or other distribution in respect of the VRDP Shares is paid, such dividend or distribution will be paid directly to BANA or its Affiliate or designee owning such VRDP Shares; provided that any additional VRDP Shares subsequently acquired by BANA or its Affiliate will become part of the VRDP Shares covered by the Voting Trust Agreement.

(c)                 The Voting Rights of BANA and its Affiliates shall remain subject to the Voting Trust Agreement during the Special Rate Period for so long as BANA and its Affiliates collectively are the Beneficial Owners in the aggregate of 20% or more of the Outstanding VRDP Shares.

(d)                 At all times that the Voting Rights are subject to the Voting Trust Agreement, BANA, to the extent it is a Beneficial Owner of any VRDP Shares, shall irrevocably appoint and constitute, and shall cause each of its Affiliates that are Beneficial Owners of any VRDP Shares (other than a tender option bond trust to the extent BANA or an Affiliate (other than such trust) thereof and not such trust exercises the Voting Rights in respect of the VRDP Shares held by such trust) to irrevocably appoint and constitute the trustee under the Voting Trust Agreement (the “Trustee”) as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Trustee one or more irrevocable proxies with respect to the Voting Rights and further agrees, and agrees to cause each of such Affiliates, to renew any such proxies that may lapse by their terms while the VRDP Shares are still subject to the Voting Trust Agreement.

(e)                 Notwithstanding the above provisions of this Section 3.01, upon the transfer of VRDP Shares during the Special Rate Period by BANA or any Affiliate thereof to any third party (other than a transfer to an Affiliate thereof, in which case such VRDP Shares shall remain subject to the Voting Trust Agreement), such VRDP Shares shall no longer be subject to the Voting Trust Agreement; provided, however, in connection with an Excluded Transfer:

(i)          of the type specified in clause (a) of the definition of Excluded Transfer, the VRDP Shares shall remain subject to the Voting Trust Agreement until such time as the Fund, upon the request of BANA or the relevant Affiliate, enters into a voting arrangement satisfying Section 12(d)(1)(E)(iii) of the 1940 Act;

(ii)         of the type specified in clauses (c) or (d) of the definition of Excluded Transfer, to the extent BANA or any of its Affiliates retains the right to vote or direct voting in connection with such transactions, the VRDP Shares shall remain subject to the Voting Trust Agreement until such time as there is a default by BANA or such Affiliate under the related repurchase transaction or collateral pledge arrangement; and

(iii)         of the type specified in clauses (c) or (d) of the definition of Excluded Transfer, to the extent BANA or any of its Affiliates does not retain the right to vote or direct voting of such VRDP Shares in such transactions, such transactions do not permit the removal of the VRDP Shares’ rights transferred to the Voting Trust from the Voting Trust Agreement within the first 60 days of closing of such transferee becoming the Beneficial Owner of such VRDP Shares unless there is a default by BANA or such Affiliate under the related repurchase transaction or collateral pledge arrangement.

(f)                  Without the prior written consent of the Fund, BANA will not agree or consent, and agrees to cause its Affiliates not to agree or consent, to any amendment, supplement, modification or repeal of the Voting Trust Agreement, nor waive any provision thereof, if any such amendment, supplement, modification, repeal or waiver would (i) adversely affect the conveyance into the voting trust governed by the Voting Trust Agreement of all Voting Rights in respect of the VRDP Shares beneficially owned by BANA or its Affiliates or the voting of such VRDP Shares in accordance with the Voting Trust Agreement and this Agreement or (ii) terminate, replace or change the Voting Consultant (as defined in the Voting Trust Agreement) or the Trustee, in each case in effect at the start of the Special Rate Period; provided that, in the case of any proposed amendment, supplement, modification or repeal of the Voting Trust Agreement which is a result of a change in law or regulation or in the case of any termination, replacement or change of the Voting Consultant or the Trustee, the consent of the Fund shall not be unreasonably withheld or delayed and the consent of the Fund shall otherwise be in its sole discretion.

SECTION 3.02.                     Disposition of VRDP Shares.

(a)                 BANA shall not, and shall cause its Affiliates not to, sell, transfer or otherwise dispose of any or all of the VRDP Shares owned (legally or beneficially) by it during the Special Rate Period without the prior consent of the Fund, unless any such sale, transfer or disposition is made in accordance with Section 3.02(b) of this Amendment and the terms of the Notice of Special Rate Period.

(b)                 Notwithstanding Section 2.03 of the VRDP Shares Fee Agreement or Section 2(n) of the VRDP Shares Remarketing Agreement, subject to paragraph (f) below, during the Special Rate Period, BANA and its Affiliates may sell any or all of the VRDP Shares owned by it only to Persons that BANA reasonably believes are either (i) QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks or entities that are 100% direct or indirect subsidiaries of such banks’ publicly traded parent holding companies (collectively “Banks”), insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies or (ii) tender option bond trusts (whether tax-exempt or taxable) in which all investors are Persons that BANA reasonably believes are QIBs that are Closed-End Funds, Banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies (or, in the case of a tender option bond trust in which an Affiliate of BANA retains a residual interest, an Affiliate of BANA that is a wholly owned direct or indirect subsidiary of Bank of America Corporation), in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act.  The foregoing restrictions on transfer shall not apply to any VRDP Shares that may be registered in the future under the Securities Act or any subsequent transfer of such VRDP Shares thereafter.  Notwithstanding the foregoing, the Fund shall have the right of first refusal in accordance with the Right of First Refusal Procedures on all proposed transfers of Outstanding VRDP Shares from BANA or an Affiliate thereof (other than an Excluded Transfer) to an unaffiliated third party which will upon settlement result in such unaffiliated third party holding and having purchased directly or indirectly in a series of related transactions (with the actual knowledge of BANA) from BANA (or BANA’s Affiliates in the aggregate), more than 25% of the Outstanding VRDP Shares; provided, that the foregoing right of first refusal shall apply in connection with the transfer of the residual interests in a tender option bond trust or the equity or residual interests of any other entity formed by BANA or its Affiliates to hold the VRDP Shares that results in the indirect transfer of more than 25% of the voting rights of the Outstanding VRDP Shares to an unaffiliated third party (other than an Excluded Transfer); provided, further, that in the case of a transfer of a residual interest in a tender options bond trust, the right of first refusal will apply to the residual interests and not the VRDP Shares.  Any transfer in violation of this Section 3.02 shall be void ab initio.

(c)                  In connection with the right of first refusal set forth in Section 3.02(b) of this Amendment, the following procedures shall apply (the “Right of First Refusal Procedures”):

(i)          BANA shall notify the Fund by Electronic Means of any proposed sale of VRDP Shares which would entitle the Fund to exercise its right of first refusal and such notification shall include the name and contact information of the prospective purchaser, the number of VRDP Shares subject to the proposed sale and the proposed sale price;

(ii)         if the Fund wishes to exercise its right of first refusal, BANA must be notified of such election by the Fund by Electronic Means within three Business Days after delivery of notice from BANA, pursuant to subparagraph (i) above (not counting the day of delivery), and the price to be paid by the Fund with respect to such transfer will be the lesser of the (x) Liquidation Preference plus accrued and unpaid dividends and (y) the proposed sale price to the unaffiliated third party, provided, however, the price to be paid by the Fund with respect to any sale of the residual interests in a tender option bond trust or any sale of VRDP Shares by any tender option bond trust to anyone other than BANA or its Affiliates shall be at the proposed sale price;

(iii)        the exercise of the right of first refusal by the Fund pursuant to subparagraph (ii) above shall be deemed to be the trade date for the purchase of the VRDP Shares by the Fund from BANA or its Affiliate, as the case may be, and the sale shall settle within 30 days after such trade date or, if the 30th day after such trade date is not a Business Day, then the next Business Day after such 30th day;

(iv)        if BANA does not receive an affirmative response from the Fund pursuant to subparagraph (ii) above within the required time frame, such right of first refusal shall be deemed rejected by the Fund;

(v)         any VRDP Shares purchased by the Fund pursuant to its exercise of the right of first refusal in subparagraph (ii) above shall not be subject to the limitations of Section 6.15 of the VRDP Shares Fee Agreement, provided such VRDP Shares shall be cancelled by the Fund within one Business Day after settlement of such purchase to the extent the Fund, together with the Investment Adviser and accounts or entities over which the Fund or the Investment Adviser exercises discretionary authority, owns or controls in the aggregate more than 25% of the Outstanding VRDP Shares; and

(vi)        all purchases of VRDP Shares pursuant to the Fund’s right of first refusal shall be made only out of legally available funds for the redemption of shares of the Fund under Applicable Law and the Articles Supplementary and otherwise in accordance with Applicable Law and the Articles Supplementary.

(d)                 Anything herein to the contrary notwithstanding, except with respect to the deemed holding and ownership provided for above in respect of the Applicable Sections, any tender option bond trust to which VRDP Shares are transferred during the Special Rate Period and each of the beneficial owners thereof shall, subject to the provisions of the agreements governing the tender option bond trust, retain all of its other rights in respect of the VRDP Shares under the Articles Supplementary or Applicable Law, including, for the avoidance of doubt, its rights in respect of matters addressed by any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights retained pursuant to this Section 3.02(d) or that are otherwise applicable as a result of the exercise of such other rights.

(e)                  Notwithstanding the foregoing, in connection with the extension of, or the failure to extend, the Initial Extended Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement, any VRDP Shares beneficially owned by BANA or any of its Affiliates will be deemed automatically tendered for Remarketing and, if not successfully remarketed, will be deemed owned by the Liquidity Provider and subject to redemption, on the terms set forth in the Notice of Special Rate Period and in the Related Documents.

SECTION 3.03.                     Rating Agencies.

(a)                 Notwithstanding Section 6.05 of the VRDP Shares Fee Agreement, during the Special Rate Period, the Fund will use its best efforts to maintain a long-term preferred share rating of the VRDP Shares by at least two Rating Agencies, provided that the Fund shall not be required to maintain such ratings at any specific ratings category level.

(b)                During the Special Rate Period, there shall be no other consequences, penalties or notices with respect to the withdrawal of the VRDP Shares’ short-term preferred shares ratings by a Rating Agency.

(c)                 Notwithstanding Section 5(d) of the Articles Supplementary, the Board of Directors of the Fund, without the approval of the Liquidity Provider or BANA, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares and replace it with another NRSRO, provided that the Fund provides seven (7) days’ notice by Electronic Means to the Liquidity Provider or BANA prior to terminating the services of a Rating Agency and replacing it with another NRSRO that, at the time of such replacement has (i) published a rating for the VRDP Shares and (ii) entered into an agreement with the Fund to continue to publish such rating subject to such NRSRO’s customary conditions.

(d)            (i)            The Board of Directors of the Fund, without the approval of the Liquidity Provider or BANA, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares without replacement, provided that (A) the Fund has given the Tender and Paying Agent, and such terminated Rating Agency, the Liquidity Provider and BANA at least 45 calendar days’ advance written notice of such termination of services, (B) the Fund is in compliance with the Rating Agency Provisions of such terminated Rating Agency at the time the notice required in the preceding clause (A) is given and at the time of the termination of such Rating Agency’s services, and (C) the VRDP Shares continue to be rated by at least two Rating Agencies at and after the time of the termination of such Rating Agency’s services.

            (ii)            On the date that the notice is given as described in clause (A) of the preceding Section 3.03(c)(i) and on the date that the services of the applicable Rating Agency are terminated, the Fund shall provide the Tender and Paying Agent and such terminated Rating Agency with an officers’ certificate as to the compliance with the provisions of the preceding Section 3.03(c)(i).

(e)            In the event that during the Special Rate Period a Rating Agency ceases to furnish a preferred share rating or the Fund terminates a Rating Agency in accordance with Section 3.03(b) or Section 3.03(c) of this Amendment, the Fund shall no longer be required to comply with the applicable Rating Agency Provisions of the Rating Agency so ceasing to furnish a preferred share rating or so terminated and, as applicable, the Fund shall be required to thereafter comply only with the Rating Agency Provisions of each Rating Agency then providing a rating for the VRDP Shares at the request of the Fund, and any credit rating of such terminated Rating Agency, to the extent it would have been taken into account in any of the provisions for such VRDP Shares during the Special Rate Period, shall be disregarded, and only the credit ratings of the Rating Agencies then providing a rating for the VRDP Shares shall be taken into account for purposes of the VRDP Shares, provided that, for purposes of determining the SRP Applicable Rate applicable to a SRP Calculation Period, any designation of a Rating Agency after the SRP Calculation Date for such SRP Calculation Period will take effect on or as of the next succeeding SRP Calculation Date.

SECTION 3.04.                     Information Reporting.

(a)                  The Fund agrees that, during the Special Rate Period and so long as BANA or any Affiliate thereof is the beneficial owner of any Outstanding VRDP Shares, it will deliver, or direct the Tender and Paying Agent to deliver, to BANA and any such Affiliate:

(i)           on the fifteenth (15th) day of each calendar month (each a “Portfolio Reporting Date”), the information set forth in Exhibit C to this Amendment as of the end of the last Business Day of the calendar month immediately preceding the Portfolio Reporting Date;

(ii)         on each Monday, provided that if a Monday is not a Business Day, then the next succeeding Business Day, the information set forth in Exhibit D to this Amendment and a calculation of the Effective Leverage Ratio and the Minimum VRDP Shares Asset Coverage of the Fund, in each case, as of the close of business on the immediately preceding Business Day; and

(iii)        upon the failure of the Fund to maintain the Minimum VRDP Shares Asset Coverage as required by Section 6 of Part I of the Articles Supplementary or the Effective Leverage Ratio as required by Section 6.18 of the VRDP Shares Fee Agreement, notice of such failure within one (1) Business Day of the occurrence thereof.

SECTION 3.05.                     The Notice of Special Rate Period and Ambiguities

(a)            During the Special Rate Period, the terms and provisions of the Notice of Special Rate Period shall be deemed a part of the Articles Supplementary.

(b)            In the event of any conflict between the terms of the Notice of Special Rate Period and the terms of the VRDP Shares Fee Agreement (as amended by this Amendment) or the Related Documents (as amended by any amendments thereto), the terms of the Notice of Special Rate Period shall govern.

ARTICLE IV
 OTHER AMENDMENTS

(a)                 Exhibit E of the VRDP Shares Fee Agreement shall be deleted and replaced in its entirety with Exhibit E attached hereto; provided, however, Section 2 of Exhibit E attached hereto shall be inapplicable during the Special Rate Period.

(b)                 The definition of "Managed Assets" in the VRDP Shares Fee Agreement shall be deleted and replaced in its entirety with the following:
“Managed Assets” means the Fund’s total assets (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes).  For the avoidance of doubt, assets attributable to money borrowed for investment purposes includes the portion of the Fund’s assets in a tender option bond trust of which the Fund owns the residual interest (without regard to the value of the residual interest to avoid double counting).

(c)                          Section 6.17 of the VRDP Shares Fee Agreement shall be amended to include the words "; provided, however, that the Fund, may invest up to 100% of it Managed Assets in securities issued by money market funds that invest exclusively in Eligible Assets" at the end of the sentence.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to BANA, in its individual capacity and as the Liquidity Provider, on the date hereof.

SECTION 5.01.                      Existence.

The Fund is validly existing as a corporation under the laws of the State of Maryland, with full right and power to execute, deliver and perform its obligations under this Amendment, the Amendment to the Remarketing Agreement, the Amendment to the Tender and Paying Agent Agreement, the Articles of Amendment and the Notice of Special Rate Period (collectively, the “Fund Amendments”).

SECTION 5.02.                     Authorization; Contravention.

The execution, delivery and performance by the Fund of the Fund Amendments are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except for such violations or contraventions which would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under any Fund Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Fund’s charter.

SECTION 5.03.                     Binding Effect.

This Amendment, the Amendment to the Remarketing Agreement and the Amendment to the Tender and Paying Agent Agreement constitute valid and binding agreements of the Fund, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04.                     Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder of the Fund, court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Fund of the Fund Amendments to which the Fund is or will be a party have been obtained and are in full force and effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BANA

The representations and warranties set out in this Article V are given hereunder by BANA, in its individual capacity and as the Liquidity Provider, to the Fund on the date hereof.

SECTION 6.01.                      Existence.

BANA is a national banking association duly organized and validly existing under the laws of the United States.  BANA has all requisite power and authority to execute and deliver, and to perform its obligations under this Amendment and the Amendment to the Purchase Agreement, including, without limitation, the Purchase Obligation (the “BANA Amendments”).

SECTION 6.02.                     Authorization; Contravention.

The execution, delivery and performance by BANA of the BANA Amendments are within BANA’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon BANA or result in the creation or imposition of any lien or encumbrance on any asset of BANA, except for such violations or contraventions which would not have a material adverse effect on BANA’s ability to pay when due and otherwise perform its obligations under any BANA Amendment; provided, however, that the forgoing exception shall not apply to any violation or contravention of BANA’s charter.

SECTION 6.03.                     Binding Effect.

Each of the BANA Amendments constitutes a valid and binding agreement of BANA, in each case, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 6.04.                     Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of BANA under, or the execution, delivery by, or the validity or enforceability against, BANA of, the BANA Amendments have been obtained and are in full force and effect.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01.                     Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 7.02.                     Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 7.03.                     Waiver of Jury Trial.

THE FUND AND BANA, IN ITS INDIVIDUAL CAPACITY AND AS THE LIQUIDITY PROVIDER, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 7.04.                     Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.05.                     Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 7.06.                     Non-petition Covenant.

Notwithstanding any prior termination of the VRDP Shares Fee Agreement, BANA, in its individual  capacity and in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, BANA, in its individual capacity and in its capacity as Liquidity Provider, from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than BANA, in its individual  capacity or in its capacity as Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 7.07.                     Purchase of VRDP Shares by BANA.

The Fund acknowledges and agrees that, in connection with the Mandatory Tender of the VRDP Shares upon the occurrence of the Mandatory Tender Event resulting from the delivery by the Fund of the Notice of Proposed Special Rate Period, dated March 28, 2014, BANA or an Affiliate thereof purchased all of the VRDP Shares subject to Remarketing pursuant to such Mandatory Tender directly in its individual capacity and not in its capacity as Liquidity Provider pursuant to the Purchase Obligation.  Accordingly, BANA has acknowledged that (i) such purchase of the VRDP Shares by BANA does not constitute a Failed Remarketing Condition-Purchased VRDP Shares, and (ii) except as provided in “Additional Provisions Relating to the Termination of Special Rate Period” in the Notice of Special Rate Period, the beneficial ownership of such VRDP Shares by BANA shall not require a Failed Remarketing Condition-Purchased VRDP Shares Redemption.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIHOLDINGS NEW JERSEY QUALITY FUND, INC., as Issuer

By:	/s/ Robert W. Crothers
Name: Robert W. Crothers
Title: Vice President

BANK OF AMERICA, N.A. in its individual capacity and as Liquidity Provider

By:	/s/ James Nacos
Name: James Nacos
Title: Authorized Signatory

Signature Page to the Amendment to the MUJ Fee Agreement

EXHIBIT A

NOTICE OF SPECIAL RATE PERIOD

[On File]

A-1

EXHIBIT B

FORM OF VOTING TRUST AGREEMENT

[See Exhibit 99.3]

B-1

EXHIBIT C
PORTFOLIO INFORMATION
Reporting as of:____________

TOB Floaters: $____________

CUSIP	Portfolio Name	Description	Market Value	Payment Default (Yes/No)	Par Value	Rating	State
[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]

C-1

EXHIBIT D
EFFECTIVE LEVERAGE RATIO AND ASSET COVERAGE INFORMATION

EFFECTIVE LEVERAGE RATIO TEST

Preferred Shares Outstanding -	[●]
Accrued Dividends	[●]

Total Preferred Liability	[●]

Preferred Shares Outstanding - VRDP	[●]
Accrued Dividends	[●]

Total Debt Senior Securities	[●]

Floaters Issued by Trust	[●]

Market Value of Total Assets	[●]

Total Market Value of Total Assets	[●]

NOTE: Derivative Termination Value of Derivatives Contract

Effective Leverage Ratio	[●]

Pass/Fail	[●]

ASSET COVERAGE RATIO TEST

Minimum VRDP Shares Asset Coverage	[●]
Pass/Fail	[●]

D-1

EXHIBIT E

ELIGIBLE ASSETS

On the Special Rate Period Commencement Date and at all times thereafter that the VRDP Shares Purchase Agreement is outstanding:

1.	"Eligible Assets" are defined to consist only of assets that conform to the following requirements as of the time of investment:

A.	Debt obligations: The following debt obligations which are not in payment default at the time of investment:

i.	Debt obligations issued by a State, the District of Columbia or political subdivision thereof, including, but not limited to, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of Section 142(b)(1) of the Code issued by or on behalf of one or more States, or any public agency or authority of any State, or political subdivision of a State.

ii.	Debt obligations issued by a U.S. Territory or political subdivision thereof, including limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Code issued by or on behalf of one or more U.S. Territories, or any public agency or authority of any U.S. Territory, or political subdivision of a U.S. Territory, which are rated in one of the four highest rating categories ("investment grade") by two or more NRSROs, or by one NRSRO if rated by only one NRSRO, or by one NRSRO, in the case of debt obligations that are Defeased Securities, or are determined by the Investment Adviser in good faith application of its internal credit rating standards to be the credit equivalent of investment grade.

iii.	Debt obligations of the United States.

iv.	Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

v.	Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

vi.	Debt obligations of the Federal Home Loan Banks.

vii.	Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

viii.	Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

ix.	Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank's own account, including qualified Canadian government obligations.

x.	Debt obligations of issuers other than those specified in (i) through (ix) above that are rated in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO and that are "marketable." For these purposes, an obligation is "marketable" if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

xi.	Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) or (ii) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) or (ii) above which with respect to both "a" and "b" are rated, or credit enhanced by a third party that is rated, in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if such debt obligations or depository receipts or third party credit enhancement providers have been rated by only one NRSRO.

An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

ii.	Swaps, futures, forwards, structured noted, options and swaptions related to Eligible Assets or on an index related to Eligible Assets;

iii.	Credit default swaps; or

iv.	Common shares issued by open-end investment companies registered under the 1940 Act, swaps, futures, forwards, structured notes, options, swaptions, or other derivatives contracts that are designed solely to hedge the Fund's obligations under its deferred compensation plan, provided, that any such swap, future, forward, structured note, option, swaption, or other derivatives contract is not itself an equity security or a derivative based on a commodity, and may only be settled in cash (any asset under this clause iv, a "Deferred Compensation Hedge Asset"); provided, that the Deferred Compensation Hedge Assets so acquired do not constitute more than 0.05% of the Fund's Managed Assets as of the time of investment.

C.	Other Assets

i.	Securities issued by other investment companies (open- or closed-end funds and ETFs) that invest exclusively in Eligible Assets.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.	Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Fund already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Fund to better maximize its existing investment in such issuer, provided, that the Fund may invest no more than 0.5% of its Managed Assets in such securities.

v.	Any assets received by the Fund from by an issuer described in Section 1(A) (a "Permitted Issuer") as the result of a default by the Permitted Issuer of its obligations under a debt obligation of such issuer described in Section 1(A) or of the bankruptcy or restructuring of the Permitted Issuer.

D.	Other assets, upon written agreement of the Liquidity Provider that such assets are eligible for purchase by the Fund.

2.	The Fund will provide the following information at the Special Rate Period Commencement Date (for purposes of the information to be provided at the Special Rate Period Commencement Date, such information shall be as of a date no earlier than two days prior to the Special Rate Period Commencement Date), and within 10 days after the end of every calendar quarter thereafter for every debt security in the fund:

i.	The identity of each portfolio holding (including the name of the issuer and obligor and the security and CUSIP Number);

ii.	The par value for each portfolio holding; and

iii.	The identity of any portfolio holding that is in payment default.

3.	For any investment company the shares of which are held by the Fund, other than shares of any money market fund, the Fund will provide the following information at the Special Rate Period Commencement Date (for the purposes of the information to be provided at the Special Rate Period Commencement Date, such information shall be as of a date no earlier than two days prior to the Special Rate Period Commencement Date) and within 10 days after the end of every calendar quarter after the Special Rate Period Commencement Date:

i.	the identity of the investment company and the CUSIP Number, the number of shares owned, and the percentage of the investment company's equity represented by the Fund's investment;

ii.	a representation that the portfolio of each fund investment consists solely of "Eligible Assets" based upon the affirmative representation of the underlying investment company's investment adviser; and

ii.	the information contained in the most recently released financial statements of each such underlying investment company relating to the portfolio holdings of each such investment company.

4.	The Fund will purchase Eligible Assets (primarily Municipal Obligations) for its portfolio based upon the Investment Adviser's assessment of an asset's relative value in terms of current yield, price, credit quality, and future prospects; and will monitor the continued creditworthiness of its portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

5.	The Fund has instituted policies and procedures that it believes are sufficient to ensure that the Fund comply with the representations, warranties and covenants contained in Section 6.16 of the VRDP Shares Fee Agreement.

6.	The Fund will, upon request, provide the Liquidity Provider and its internal and external auditors and inspectors as the Liquidity Provider may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund's compliance with and performance of the representations, warranties and covenants terms of Section 6.16 of the VRDP Shares Fee Agreement, but only for the purposes of internal and external audit.

7.	No Eligible Asset described in Section 1(A) above that is held by the Fund was in payment default at the time it was acquired by the Fund.